BFC Financial Corporation Reports Financial Results

For the First Quarter, 2014

FORT LAUDERDALE, Florida – May 13, 2014 -- BFC Financial Corporation ("BFC" or the "Company") (OTCQB: BFCF; BFCFB) reported financial results for the quarter ended March 31, 2014.

BFC reported net income attributable to BFC of $3.1 million, or $0.04 per diluted share, for the quarter ended March 31, 2014, compared to a net loss attributable to BFC of $(2.6) million, or $(0.03) per diluted share, for the quarter ended March 31, 2013.

As of March 31, 2014, BFC had total consolidated assets of $1.4 billion, shareholders' equity of $243.1 million, and its book value per share was $3.09.

BFC’s Chairman and CEO, Mr. Alan B. Levan, commented, “We are pleased with the efforts and results at BFC and our principal holdings, which include our 52% ownership interest in BBX Capital Corporation and our interest in Bluegreen Corporation.  Bluegreen is a wholly owned subsidiary of Woodbridge Holdings, LLC, which is owned 54% by BFC and 46% by BBX Capital. Bluegreen had a  strong quarter and made great strides in its “capital-light” business strategy.  BBX Capital had a solid quarter and experienced positive directional growth in both its BBX Capital Partners and BBX Capital real estate divisions.  In all, we are excited about their advancements and accomplishments during the period.”

Net income (loss) attributable to BFC is defined as net income (loss) after non-controlling interests.  Under generally accepted accounting principles, the financial statements of the companies in which BFC holds a controlling interest, including BBX Capital Corporation (“BBX Capital”) (NYSE: BBX) and Bluegreen Corporation (“Bluegreen”), are consolidated in the Company’s financial statements.

Overview and Highlights:

BFC Selected Financial Data (Consolidated)

First Quarter, 2014 Compared to First Quarter, 2013

•	Total revenues of $150.7 million vs. $122.7 million
•	Net income of $3.1 million vs. a net loss of $(2.6) million
•	Diluted earnings per share of $0.04 vs. $(0.03)
•	Assets were $1.4 billion at March 31, 2014 and December 31, 2013

The following selected information relates to the operating activities of BFC’s significant subsidiary, Bluegreen Corporation.  See supplemental tables for consolidating income statements for the three month periods ended March 31, 2014 and 2013.

Bluegreen Corporation

The following is a discussion of the operations of Bluegreen for the quarter ended March 31, 2014 as compared to the same quarter in 2013.  Bluegreen is a sales, marketing and management company focused on the vacation ownership industry.

Q1 2014 Overview:

•

Bluegreen’s system-wide sales of vacation ownership interests (“VOIs”), which include sales of VOIs made in connection with Bluegreen’s capital-light business(1)as well as sales of VOIs made under its traditional, or Legacy, VOI business model, increased 21% to $109.9 million compared to $90.7 million during the same period in 2013.

•

Total sales of VOIs made in connection with Bluegreen’s capital-light business model totaled $77.9 million compared to $37.1 million during the same period in 2013.  The amount of Bluegreen’s sales which are made through the capital-light business model as compared to Bluegreen’s Legacy business model will vary based on Bluegreen’s operational needs.

•	Bluegreen earned income from continuing operations of $17.2 million compared to $14.9 million for the same period in 2013.
•	Bluegreen’s Adjusted EBITDA rose 13% to $33.8 million. See table below for a reconciliation of Adjusted EBITDA to income from continuing operations.
•	Bluegreen generated “free cash flow” (cash flow from operating activities less capital expenditures) of $10.9 million compared to $9.8 million during the same period in 2013.
•	Unrestricted cash and cash equivalents at March 31, 2014 of $135.0 million.

•	Bluegreen paid dividends of $14.5 million to Woodbridge during the quarter ended March 31, 2014.
(1)

Bluegreen’s sales of VOIs under its capital-light business model includes sales of VOIs under fee-based sales and marketing arrangements, just-in-time inventory acquisition arrangements, and secondary market arrangements.

Mr. John M. Maloney Jr., President and CEO of Bluegreen, commented, “We are proud of our first quarter results, including the growth in system-wide sales of VOIs.  We believe that this growth was fueled by increases in sales tours and sale-to-tour conversion ratios.  We also continued to successfully implement our capital-light business model, with growth in all of its components:

•

Sales of third-party VOI inventory under commission arrangements totaled $42.1 million and $29.4 million during Q12014 and Q12013, respectively, and generated sales and marketing commissions of $27.1 million and $18.9 million, respectively.

•	Sales of inventory under Just-In-Time arrangements, which commenced during 2013, totaled $16.8 million during Q1 2014 compared to $1.9 million in the same period in 2013.
•	Sales of inventory under Secondary Market arrangements totaled $19.0 million during the first quarter of 2014 compared to $5.9 million in the same period in 2013.
•	Other fee-based revenue rose 14% to $22.0 million in Q1 2014. As of March 31, 2014, Bluegreen managed 47 timeshare resort properties compared to 44 as of March 31, 2013.

System-wide sales of VOIs, net were $109.9 million and $90.7 million during the three months ended March 31, 2014 and 2013, respectively.  The growth in system-wide sales of VOIs, net during the 2014 period reflects a 7% increase in the number of tours and a 4% increase in the sale-to-tour conversion ratio.  The increase in the number of tours reflects efforts to expand marketing to sales prospects through new marketing initiatives and increased sales to existing owners, which comprised 59% of sales in Q1 2014.  Additionally, during the first quarter of 2014, Bluegreen’s sale-to-tour conversion ratio was 18.5% compared to 17.8% during the same period in 2013.

During the three months ended March 31, 2014 and 2013, cost of VOIs sold was $7.0 million and $6.6 million, respectively, and represented 12% and 11%, respectively, of sales of VOIs. Compared to the cost of Bluegreen’s Legacy VOI inventory, VOIs acquired through Just-In-Time arrangements typically have a relatively higher associated product cost while those acquired in connection with Secondary Market arrangements typically have a lower product cost, as Secondary Market inventory is generally obtained from resort property owners associations selling the VOIs to Bluegreen at a significant discount.  The effect of changes in estimates under the relative sales value method, including estimates of project sales, future defaults, upgrades and incremental revenue from the resale of repossessed VOI inventory, are reflected on a retrospective basis during the period in which the change occurs.  Therefore, cost of sales will typically be favorably impacted in periods where a significant amount of Secondary Market VOI inventory is acquired and the resulting change in estimate is recognized.

As a percentage of system-wide sales, net, selling and marketing expenses decreased from 50% to 48%.  The decrease in selling and marketing expenses as a percentage of system-wide sales, net during the 2014 period compared to the same period in 2013 was a result of the higher conversion rate described above, as well as a slightly higher percentage of sales to existing owners (58.8% and 58.3% during the three month periods ended March 31, 2014 and 2013, respectively).  Bluegreen currently expects to continue to focus on increasing its marketing efforts to new customers as opposed to existing owners and, as a result, sales and marketing expenses as a percentage of sales may increase.

NET INTEREST SPREAD:

Net interest spread is the excess of interest income over interest expense.  Net interest spread decreased by 8% during the three months ended March 31, 2014 as compared to the same period of 2013.  Net interest spread during the 2014 period reflected increased interest expense as a result of higher average outstanding debt balances primarily related to the $75 million of notes payable issued by Bluegreen  on March 26, 2013, partially offset by lower costs of borrowing under Bluegreen’s other debt.

BLUEGREEN RESORTS SEGMENT:

The following table provides supplemental financial information for the three months ended March 31, 2014 and 2013 (in thousands):

	For the Three Months Ended March 31,
	2014		2013
	Amount	% of System-wide sales of VOIs, net(5)	Amount	% of System-wide sales of VOIs, net(5)

Legacy VOI sales (1)	$32,005	29%	53,571	59%
VOI sales-secondary market	18,953	17%	5,883	6%
Sales of third-parry VOIs-commission basis	42,092	38%	29,394	32%
Sales of third-party VOIs-just-in-time basis	16,815	15%	1,862	2%
System-wide sales of VOIs, net	109,865	100%	90,710	100%
Less:Sales of third-party VOIs-commission basis	(42,092)	-38%	(29,394)	-32%
Gross sales of VOIs	67,773	62%	61,316	68%
Estimated uncollectible VOI
notes receivable (2)	(7,529)	-11%	(4,032)	-7%
Sales of VOIs	60,244	55%	57,284	63%
Cost of VOIs sold (3)	(7,048)	-12%	(6,561)	-11%
Gross profit (3)	53,196	88%	50,723	89%
Fee-based sales commission revenue (4)	27,115	64%	18,865	64%
Other fee-based services revenue	21,925	20%	19,285	21%
Cost of other fee-based services	(11,234)	-10%	(10,280)	-11%
Net carrying cost of VOI inventory	(1,989)	-2%	(2,250)	-2%
Selling and marketing expenses	(52,887)	-48%	(45,233)	-50%
General and administrative expenses	(19,918)	-18%	(19,382)	-21%
Net interest spread	9,586	9%	10,407	11%
Operating profit	$25,794	23%	22,135	24%

(1) Legacy VOI sales represent sales of Bluegreen-owned VOIs acquired or developed under Bluegreen’s traditional VOI business. Legacy VOI sales do not include Secondary Market, Commission Basis, or Just-In-Time VOI sales under Bluegreen’s capital-light business strategy.

(2) Percentages for estimated uncollectible VOI notes receivable are calculated as a percentage of gross sales of VOIs (and not of system-wide sales of VOIs, net).

(3) Percentages for cost of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not of system-wide sales of VOIs, net).

(4) Percentages for Fee-based sales commission revenue are calculated based on sales of third-party VOIs-commission basis (and not of system-wide sales of VOIs, net).

(5) Unless otherwise indicated.

Bluegreen Balance Sheet Highlights (in thousands):

	March 31,	December 31,
	2014	2013

Cash and cash equivalents	$134,957	158,096
Notes receivable, net	442,906	455,569
Lines-of credit and notes	89,464	93,940
Receivable-backed notes payable	429,482	443,561

The following table presents Bluegreen’s Adjusted EBITDA, defined below,    for the three months ended March 31, 2014 and 2013, as well as a reconciliation of Adjusted EBITDA to Income from continuing operations (in thousands):

	For the Three Months Ended
	March 31, 2014	March 31, 2013
Income from continuing operations-Woodbridge	$16,530	13,652
Loss from Woodbridge other activities	(632)	(1,200)
Income from continuing operations, Bluegreen	17,162	14,852
Add/(Less):
Long-term executive compensation	1,105	3,056
Interest income (other than interest earned on VOI notes receivable)	(290)	(100)
Interest expense	11,050	10,104
Interest expense on Receivable-Backed Debt	(6,124)	(7,158)
Provision for Income Taxes	9,145	7,577
Franchise Taxes	44	52
Depreciation and Amortization	1,708	1,618
Adjusted EBITDA	$33,800	30,001

Adjusted EBITDA is defined as earnings, or income from continuing operations, before taking into account long-term executive compensation, interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on financings related to Bluegreen’s receivable-backed notes payable), provision for income taxes and franchise taxes, depreciation and amortization. For purposes of the Adjusted EBITDA calculation, no adjustments were made for interest income earned on Bluegreen’s VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the operations of Bluegreen’s business.

We consider Bluegreen’s Adjusted EBITDA to be an indicator of its operating performance, and it is used to measure Bluegreen’s ability to service debt, fund capital expenditures and expand its business. Adjusted EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. Adjusted EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

As previously described, BFC’s principal holdings include a 52% ownership interest in BBX Capital Corporation.  Additional information regarding BBX Capital can be found in BBX Capital’s earnings press release for the first quarter of 2014 which was filed on May 13, 2014 and is attached hereto, and in its Annual Report on Form 10-K for the year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, which are available to view on the SEC’s website, www.sec.gov, or on BBX Capital’s website, www.BBXCapital.com.

-----

More complete and detailed information relating to BFC and its financial results is available in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and is available to view on the SEC's website, www.sec.gov,  or on BFC’s website, www.BFCFinancial.com.

______________________________

About BFC Financial Corporation:

BFC (OTCQB: BFCF; BFCFB) is a holding company whose principal holdings include a 52% ownership interest in BBX Capital Corporation (NYSE: BBX) and its indirect ownership interest in Bluegreen Corporation.  BFC owns a 54% equity interest in Woodbridge, the parent company of Bluegreen.  BBX Capital owns the remaining 46% equity interest in Woodbridge.  Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 180,000 owners, over 60 owned or managed resorts, and access to more than 4,000 resorts worldwide.    BBX Capital, a New York Stock Exchange listed company, is involved in the acquisition, ownership and management of, and joint ventures and investments in real estate and real estate development projects as well as investments and management of middle market operating businesses.  As described above, BBX Capital also has

a 46% equity interest in Bluegreen.   As of March 31, 2014, BFC had total consolidated assets of approximately $1.4 billion, shareholders' equity attributable to BFC of approximately $243.1 million, and total consolidated equity of approximately $430.2 million.  For more information, visit www.BFCFinancial.com.

BFC Contact Info:

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer, 954- 940-4994

Email: InvestorRelations@BFCFinancial.com

For further information, please visit our family of companies:

BFC Financial: www.BFCFinancial.com

Bluegreen Corp.: www.BluegreenVacations.com

BBX Capital: www.BBXCapital.com

•	Renin Corp.: www.ReninCorp.com
•	Hoffman’s Chocolates: www.Hoffmans.com, www.BocaBons.com, and www.GoodFortunes.com
•	Williams & Bennett: www.WilliamsandBennett.com
•	RoboVault: www.RoboVault.com

# # #

This press release contains forward-looking statements based largely on current expectations of BFC that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and can be identified by the use of words or phrases such as “plans,” “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The forward looking statements in this document are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties. We can give no assurance that such expectations will prove to have been correct. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. When considering forward-looking statements, the reader should keep in mind the risks, uncertainties and other cautionary statements made herein.  The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made.  This press release also contains information regarding the past performance of investments and operations, and the reader should note that prior or current performance is not a guarantee or indication of future performance. In addition, some factors which may affect the accuracy of the forward-looking statements apply generally to the industries in which our subsidiaries operate, including the resort development and vacation ownership industries in which Bluegreen operates, and the investment, development, and asset management and real estate-related industries in which BBX Capital operates, while other factors apply more specifically to BFC, including, but not limited to, the following:

•	BFC has limited sources of cash which may present risks to its ongoing operations;
•

risks associated with BFC’s current business strategy, including the risk that BFC will not be in a position to provide strategic support to its affiliated entities or that such support will not achieve the anticipated benefits, and the risk that BFC will not be in a position to make new investments or that any investments made, including BFC’s investment in Renin Holdings, LLC, will not prove to be advantageous;

•

the risks and uncertainties affecting BFC and its subsidiaries, and their respective results, operations, markets, products, services and business strategies, including with respect to BBX Capital, risks associated with its ability to successfully implement its currently anticipated plans and uncertainties regarding BBX Capital’s ability to generate earnings under its new business strategy;

•

the risk that creditors of BFC’s subsidiaries or other third parties may seek to recover from the subsidiaries’ respective parent companies, including BFC, distributions or dividends made by such subsidiaries or other amounts owed by such subsidiaries to such creditors or third parties;

•

BFC’s shareholders’ interests will be diluted if additional shares of BFC’s common stock are issued, and BFC’s investments in its subsidiaries may be diluted if such subsidiaries issue additional shares of stock to the public or persons other than BFC;

•	adverse conditions in the stock market, the public debt market and other capital markets and the impact of such conditions on the activities of BFC and its subsidiaries;
•

the impact of the economy on BFC, the price and liquidity of BFC’s common stock and BFC’s ability to obtain additional capital, including the risk that if BFC needs or otherwise believes it is advisable to issue debt or equity securities to fund its operations, it may not be possible to issue any such securities on favorable terms, if at all;

•	the performance of entities in which BFC has made investments may not be profitable or their results as anticipated;
•

BFC is dependent upon dividends from its subsidiaries to fund its operations; BFC’s subsidiaries may not be in a position to pay dividends or otherwise make a determination to pay dividends to its shareholders, dividend payments may be subject to certain restrictions, including restrictions contained in debt instruments; any payment of dividends by a subsidiary of BFC is subject to declaration by such subsidiary’s board of directors or managers (which, in the case of BBX Capital, is currently comprised of a majority of independent directors under the listing standards of the NYSE) as well as the boards of directors of both BBX Capital and BFC in the case of dividend payments by Woodbridge; and dividend decisions may not be made in BFC’s interests;

•

risks relating to Woodbridge’s April 2013 acquisition of Bluegreen, as well as the significant costs incurred in connection with the transaction, including with respect to the shareholder class action lawsuits relating to the transaction;

•

the uncertainty regarding, and the impact on BFC’s cash position of, the amount of cash that will be required to be paid to former shareholders of Woodbridge Holdings Corporation (“WHC”) who exercised appraisal rights in connection with the 2009 merger between BFC and WHC, including the legal and other professional fees and other costs and expenses of such proceedings;

•

the preparation of financial statements in accordance with GAAP involves making estimates, judgments and assumptions, and any changes in estimates, judgments and assumptions used could have a material adverse impact on the financial condition and operating results of BFC or its subsidiaries;

•

risks related to litigation and other legal proceedings involving BFC and its subsidiaries, including (i) the legal and other professional fees and other costs and expenses of such proceedings, as well as the impact of any finding of liability or damages on the financial condition and operating results of BFC or its subsidiaries and (ii) with respect to the pending action brought by the SEC against BBX Capital and its Chairman, who also serves as BFC’s Chairman, reputational risks and risks relating to the potential loss of the services of BFC’s Chairman;

•	the risk and uncertainties described below with respect to BBX Capital and Bluegreen; and
•	BFC’s success at managing the risks involved in the foregoing.

With respect to Bluegreen, the risks and uncertainties include, but are not limited to:

•	the overall state of the economy, interest rates and the availability of financing may affect Bluegreen’s ability to market VOIs;
•

the risks related to Bluegreen’s notes receivable and loans, including that Bluegreen would incur substantial losses and its liquidity position could be adversely impacted if Bluegreen experiences a significant number of defaults and, if actual default trends differ from Bluegreen’s expectations, Bluegreen may be required to further increase its allowance for loan losses and record impairment charges, which may be material, in connection with any such increase;

•

the risk that, if financing is required, Bluegreen may not be able to draw down on, or renew or extend, existing credit facilities or successfully securitize additional VOI notes receivable and/or obtain receivable-backed credit facilities on favorable terms, or at all;

•

while Bluegreen has attempted to restructure its business to reduce its need for and reliance on financing for liquidity in the short term, there is no assurance that such restructuring will  be successful or that

Bluegreen’s business and profitability will not otherwise continue to depend on its ability to obtain financing, which may not be available on favorable terms, or at all, and Bluegreen may need to increase its capital expenditures in the future;

•

Bluegreen’s future success depends on its ability to market its products successfully and efficiently; Bluegreen’s VOI sales may be materially and adversely impacted if it is unable to maintain or enter into new marketing alliances and relationships.  Bluegreen’s marketing expenses may continue to increase, particularly if Bluegreen’s marketing  efforts focus on new customers rather than sales to existing owners; and increased marketing efforts and/or expenses may not result in increased sales;

•	the risk that if new customers are not sufficiently added to Bluegreen’s existing owner base, Bluegreen’s ability to continue to sell VOIs to existing owners will diminish over time;
•	loss, damage or interruption to any of the products or services offered at Bluegreen’s resorts may negatively impact Bluegreen’s operations;
•

Bluegreen competes with various high profile and well-established operators, many of which have greater liquidity and financial resources than Bluegreen, and Bluegreen may not be able to compete effectively;

•

Bluegreen may not meet its customers’ expectations as to the quality, value and efficiency of its products and services, and customer dissatisfaction with Bluegreen’s products and services may result in negative publicity and/or decreased sales, or otherwise adversely impact Bluegreen’s operating results and financial condition;

•

an increase in the points assigned to Bluegreen’s VOI inventory, including as a result of the acquisition of higher cost VOIs, may cause the cost of Bluegreen’s products and services to no longer align with its customers’ financial ability, result in customer dissatisfaction relating to an inability to use points for desired stays or otherwise adversely impact Bluegreen and its business and operations;

•

Bluegreen may not be successful in increasing or expanding its fee-based services relationships because of changes in economic conditions or otherwise, and such fee-based service activities may not be profitable, which would have an adverse impact on its results of operations and financial condition;

•

Bluegreen’s results of operations and financial condition may be materially and adversely impacted if Bluegreen Resorts does not continue to participate in exchange networks or its customers are not satisfied with the networks in which it participates;

•	the resale market for VOIs could adversely affect Bluegreen’s business;
•

Bluegreen is subject to the risks of the real estate market and the risks associated with real estate development, including the decline in real estate values and the deterioration of other conditions relating to the real estate market and real estate development;

•

Bluegreen has a complex inventory management process, and Bluegreen faces the risk of customer dissatisfaction, financial loss, reputational damage, and non-compliance with applicable legal and regulatory requirements if it fails to manage its inventory effectively;

•

adverse outcomes in legal or other regulatory proceedings, including assessments and claims for development-related defects and the costs and expenses associated with litigation, could adversely affect Bluegreen’s financial condition and operating results;

•	Bluegreen may be adversely affected by federal, state and local laws and regulations and changes in applicable laws and regulations, including the imposition of additional taxes on operations;
•	results of audits of Bluegreen’s tax returns or those of its subsidiaries may have a material and adverse impact on Bluegreen’s financial condition;
•

Bluegreen has outstanding indebtedness which may negatively impact its available cash and its flexibility in the event of  a deterioration of economic conditions and increase Bluegreen’s vulnerability to adverse economic changes and conditions, and Bluegreen’s level of indebtedness may increase in the future;

•	environmental liabilities, including claims with respect to mold or hazardous or toxic substances, could have a material adverse impact on Bluegreen’s business;
•	the ratings of third-party rating agencies could adversely impact Bluegreen’s ability to obtain, renew, or extend credit facilities, debt, or otherwise raise capital;
•	Bluegreen may not be able to accurately forecast its short-term and long-term cash needs;
•

there are inherent uncertainties involved in estimates, judgments and assumptions used in the preparation of financial statements in accordance with GAAP and any changes in estimates, judgments and assumptions used could have a material adverse impact on Bluegreen’s operating results and financial condition;

•	fraud or undetected material errors in financial reporting may negatively impact Bluegreen’s reputation and may result in financial loss;
•	the loss of the services of Bluegreen’s key management and personnel could adversely affect Bluegreen’s business; and
•	Bluegreen’s success at managing the risks involved in the foregoing.

With respect to BBX Capital, the risks and uncertainties include, but are not limited to:

•

the impact of economic, competitive and other factors affecting BBX Capital and its subsidiaries, including their respective markets, products and services, decreases in real estate values, and increased unemployment or sustained high unemployment rates on its business generally, the ability of BBX Capital’s borrowers to service their obligations and the value of collateral securing outstanding loans;

•

credit risks and loan losses, and the related sufficiency of BBX Capital’s allowance for loan losses, including the impact of the economy and real estate market values on BBX Capital’s assets and the credit quality of its loans;

•	the risk that loan losses will continue and the risks of additional charge-offs, impairments and required increases in BBX Capital’s allowance for loan losses;
•	the impact of and expenses associated with litigation, including but not limited to, the pending action brought by the SEC against BBX Capital and its Chairman;
•	adverse conditions in the stock market, the public debt market and other financial and credit markets, and the impact of such conditions on BBX Capital’s activities;
•	the risks associated with the impact of periodic valuations of BBX Capital’s assets for impairment;
•

the risks related to BBX Capital’s ability to successfully implement its current business plans, which may not be realized as anticipated, if at all, or which may not be profitable, including BBX Capital’s investment in Woodbridge, the success of which will be dependent on the results of Bluegreen;

•

the risks that the assets retained by BBX Capital in CAM and FAR may not be monetized at the values currently ascribed to them, and that BBX Capital’s investments in real estate developments, real estate joint ventures and operating businesses, including BBX Capital’s investment in Woodbridge, its acquisitions of Hoffman’s and Williams and Bennett, and its acquisition with BFC of Renin Corp., as well as any acquisitions or investments that BBX Capital may make in the future may not achieve the returns anticipated or may not be profitable;

•

the risk that BBX Capital’s investments in real estate developments and real estate joint ventures will increase its exposure to downturns in the real estate and housing industries and expose it to risks, including that joint venture partners may be financially unable or unwilling to fulfill their obligations under joint venture agreements requiring BBX Capital to provide financial support;

•

failure of third party suppliers and manufacturers to provide quality products on commercially reasonable terms could adversely affect the businesses of Renin and Hoffman’s, and BBX Capital’s investment in Renin exposes it to foreign currency exchange risk of the U.S. dollar compared to the Canadian dollar and Britain Pound; and

•	BBX Capital’s success at managing the risks involved in the foregoing.

Reference is also made to the risks and uncertainties detailed in reports filed by the Company with the SEC, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, which may be viewed on the SEC’s website at www.sec.gov or on BFC’s website at www.BFCFinancial.com.  The Company cautions that the foregoing factors are not exclusive.

The following supplemental table represents BFC’s Consolidating Income Statement for the three months ended March 31, 2014 (in thousands):

			Unallocated
			Amounts
	Bluegreen	BBX	and
	Resorts	Capital	Eliminations	Total
Revenues:
Sales of VOIs	$60,244	-	-	60,244
Sales, other	-	16,867	-	16,867
Interest income	20,636	1,776	(211)	22,201
Fee-based sales commission	27,115	-	-	27,115
Other fee-based services revenue	21,925	-	-	21,925
Net (losses) gains on the sales of assets	-	(49)	-	(49)
Other revenue	-	2,534	(115)	2,419
Total revenues	129,920	21,128	(326)	150,722

Costs and Expenses:
Cost of sale of VOIs	7,048	-	-	7,048
Cost of sales, other	-	12,101	-	12,101
Cost of sale of other operations	13,223	-	-	13,223
Interest expense	11,050	827	800	12,677
Reversals of loan losses	-	(1,248)	-	(1,248)
Impairments of assets	-	1,319	-	1,319
Selling, general and administrative expenses	72,805	13,060	5,121	90,986
Total costs and expenses	104,126	26,059	5,921	136,106

Equity in earnings from unconsolidated affiliates	-	6,222	(6,222)	-
Other income	513	-	241	754
Income (loss) from continuing operations before income taxes	26,307	1,291	(12,228)	15,370
Less: Provision for income taxes	9,145	-	(363	8,782
Income (loss) from continuing operations	17,162	1,291	(11,865)	6,588
Loss from discontinued operations, net of taxes	(46)	-	-	(46)
Net income (loss)	17,116	1,291	(11,865)	6,542
Less: Net income attributable to noncontrolling interests	(2,958)	67	(515)	(3,406)
Net income (loss) attributable to BFC	$14,158	1,358	(11,350)	3,136

The following supplemental table represents BFC’s Consolidating Income Statement for the three months ended March 31, 2013 (in thousands):

			Unallocated
			Amounts
	Bluegreen	BBX	and
	Resorts	Capital	Eliminations	Total
Revenues:
Sales of VOIs	$57,284	-	-	57,284
Fee based sales commission	18,865	-	-	18,865
Other fee-based services revenue	19,285	-	-	19,285
Interest income	20,511	3,045	-	23,556
Net gains on the sales of assets	-	2,062	-	2,062
Other revenue	-	1,728	(108)	1,620
Total revenues	115,945	6,835	(108)	122,672

Costs and Expenses:
Cost of sale of VOIs	6,561	-	-	6,561
Cost of sale of other resorts operations	12,530	-	-	12,530
Interest expense	10,104	1,182	1,216	12,502
(Reversals of) provision for loan losses	-	759	-	759
Asset impairments	-	2,165	-	2,165
Selling, general and administrative expenses	64,615	9,261	4,082	77,958
Total costs and expenses	93,810	13,367	5,298	112,475

Other income	294	-	74	368
Income (loss) from continuing operations before income taxes	22,429	(6,532)	(5,332)	10,565
Less: Provision for income taxes	7,577	-	-	7,577
Income (loss) from continuing operations	14,852	(6,532)	(5,332)	2,988
Loss from discontinued operations, net of taxes	(50)	-	-	(50)
Net income (loss)	14,802	(6,532)	(5,332)	2,938
Less: Net income attributable to noncontrolling interests	8,581	-	(3,085)	5,496
Net income (loss) attributable to BFC	$6,221	(6,532)	(2,247)	(2,558)

BFC Financial Corporation holdings include a 52% ownership interest in

BBX Capital Corporation.

BBX Capital Corporation Reports Financial Results

For the First Quarter, 2014

FORT LAUDERDALE, Florida – May 13, 2014 -- BBX Capital Corporation (“BBX Capital” and/or the “Company”) (NYSE: BBX), formerly BankAtlantic Bancorp, Inc., reported financial results for the quarter ended March 31, 2014.

BBX Capital reported net income of $1.3 million, or $0.08 per diluted share, for the quarter ended March 31, 2014, versus a net loss of ($6.5) million, or ($0.41) per diluted share, for the quarter ended March 31, 2013.

BBX Capital’s book value at March 31, 2014 was $19.03 and total BBX Capital shareholders’ equity at March 31, 2014 was approximately $304.6 million.

Overview and Highlights:

BBX Capital Selected Financial Data (Consolidated)

First Quarter, 2014 Compared to First Quarter, 2013

•	Total revenues of $21.1 million vs. $6.8 million
•	Net income of $1.3 million vs. Net loss of ($6.5) million
•	Diluted earnings (loss) per share of $0.08 vs. ($0.41)
•	Book value per share was $19.03 vs. $14.83
•	Total assets were $416.9 million vs. $432.5 million
•	BB&T’s preferred interest in FAR was $54.5 million vs. $164.1 million
•	Real estate owned was $141.9 million vs. $77.7 million
•	Loans receivable were $59.6 million vs. $254.8 million
•	Loans held-for-sale were $50.7 million vs. $22.3 million

BBX Capital’s Chairman and CEO, Mr. Alan B. Levan, commented, “We are pleased with the results and momentum during the quarter.  Since the sale of BankAtlantic in July 2012, we have been repositioning our business, monetizing our legacy portfolios, and pursuing our goal of transitioning our legacy business into a growth business by focusing on real estate opportunities and operating businesses.  We invite our readers to review the BBX Capital

Corporate Overview filed by the Company with the Securities and Exchange Commission on April 16, 2014, which is available to view on the BBX Capital website: www.BBXCapital.com.  In that document we discussed our corporate strategy, but more importantly we discussed who we are and how we are approaching our business:

“First, our culture is entrepreneurial.  Our objective is to make portfolio investments based on the fundamentals:  quality real estate, the right operating companies and partnering with good people.

“Second, our goal is to increase value over time as opposed to focusing on quarterly or yearly earnings. Since we expect our investments to be longer term, we anticipate and are willing to accept that our earnings are likely to be uneven.  While capital markets generally encourage short term goals, our objective is long term growth as measured by increases in book value per share over time.”

- - -

The following provides financial and other information regarding our assets, including our BankAtlantic legacy portfolio of loans and foreclosed real estate, our investment in Bluegreen, and our real estate joint ventures and acquired operating businesses.

BBX Capital - Legacy Assets - Loans and Real Estate:

Assets transferred to BBX Capital in connection with the consummation in July 2012 of the sale of BankAtlantic to BB&T Corporation (referred to as the “BB&T Transaction”), were primarily loans receivable, real estate held-for-sale and real estate held-for-investment, as well as assets owned by BBX Capital in its BBX Capital Partners subsidiary.  These assets transferred are considered our “Legacy Assets”.  These Legacy Assets are held by BBX Capital in CAM (Capital Asset Management) and BBX Partners, which are wholly owned subsidiaries, and in FAR (Florida Asset Resolution Group).  FAR was formed in connection with the BB&T Transaction when BankAtlantic contributed to FAR certain performing and non-performing loans, tax certificates and foreclosed real estate.  Upon consummation of the BB&T Transaction, BBX Capital transferred to BB&T Corporation a 95% preferred interest in the net cash flows of FAR until such time as BB&T Corporation has recovered $285 million in preference amount plus a priority return of LIBOR + 200 basis points per annum on any unpaid preference amount.  At that time, BB&T Corporation’s interest in FAR will terminate, and the Company will thereafter be entitled to any and all residual proceeds from FAR as its sole owner.  At March 31, 2014, BB&T Corporation’s preference amount had been reduced to $54.5 million.

CAM and BBX Partners Loans: The composition of CAM and BBX Partners legacy loans were (dollars in thousands):

	As of March 31, 2014			As of December 31, 2013
		Unpaid			Unpaid
		Principal	Carrying		Principal	Carrying
Loans held-for-investment:	Number	Balance	Amount	Number	Balance	Amount
Loans receivable:
Commercial non-real estate:
Accruing	-	$ -	$ -	-	$ -	$ -
Non-accruing	2	3,120	1,392	3	5,107	3,331
Commercial real estate:
Accruing	1	2,140	2,140	1	2,152	2,152
Non-accruing	4	27,005	11,454	4	27,077	11,526
Total loans held-for-investment	7	32,265	14,986	8	34,336	17,009

Loans held-for-sale	-	$ -	$ -	-	$ -	$ -

CAM and BBX Partners Real Estate: The composition of CAM and BBX Partners real estate was (dollars in thousands):

	As of March 31, 2014		As of December 31, 2013
		Carrying		Carrying
	Number	Amount	Number	Amount
Real estate held-for-investment:
Land	12	$ 71,955	13	$ 75,333
Rental properties	1	10,865	2	15,705
Other	1	789	1	789
Total real estate held-for-investment	14	$ 83,609	16	$ 91,827

Real estate held-for-sale:
Land	11	$ 13,400	10	$ 10,307
Total real estate held-for-sale	11	$ 13,400	10	$ 10,307

FAR Loans: The composition of FAR’s legacy loans were (dollars in thousands):

	As of March 31, 2014			As of December 31, 2013
		Unpaid			Unpaid
		Principal	Carrying		Principal	Carrying
Loans held-for-investment:	Number	Balance	Amount	Number	Balance	Amount
Loans receivable:
Commercial non-real estate:
Accruing	-	$ -	$ -	-	$ -	$ -
Non-accruing	-	-	-	-	-	-
Commercial real estate:
Accruing	8	15,737	15,737	7	15,245	15,245
Non-accruing	7	39,538	22,052	10	52,108	34,014
Consumer
Accruing	59	5,483	5,483	62	5,646	5,646
Non-accruing	43	5,739	2,903	43	5,846	2,972
Residential:
Accruing	-	-	-	-	-	-
Non-accruing	-	-	-	2	189	53
Total loans held-for-investment	117	66,497	46,175	124	79,034	57,930
Loans held-for-sale:
Commercial real estate
Accruing	-	$ -	$ -	-	$ -	$ -
Non-accruing	-	-	-	-	-	-
Consumer
Accruing	14	1,908	1,908	15	2,044	1,494
Non-accruing	30	4,054	2,829	31	4,135	2,682
Residential
Accruing	33	4,833	3,846	34	4,912	3,945
Non-accruing	247	55,499	32,493	255	58,603	34,278
Small business
Accruing	44	8,533	7,067	52	10,320	8,170
Non-accruing	14	3,964	2,573	17	4,204	3,277
Total loans held-for-sale	382	78,791	50,716	404	84,218	53,846

FAR Real Estate: The composition of FAR’s real estate was (dollars in thousands):

	As of March 31, 2014		As of December 31, 2013
		Carrying		Carrying
	Number	Amount	Number	Amount
Real estate held-for-investment:
Land	3	$ 4,322	3	$ 4,323
Rental properties	2	20,499	1	11,186
Total real estate held-for-investment	5	$ 24,821	4	$ 15,509

Real estate held-for-sale:
Land	7	$ 7,700	8	$ 7,961
Rental properties	4	6,123	3	6,168
Residential single-family	26	5,022	29	6,447
Other	24	1,199	23	3,088
Total real estate held-for-sale	61	$ 20,044	63	$ 23,664

BBX Capital Real Estate Activities

Our real estate activities, including the BankAtlantic legacy loan and foreclosed real estate portfolios, fall under the umbrella of BBX Capital Real Estate, a Division of BBX Capital.  As previously announced, we are liquidating some legacy real estate while holding and managing others for capital appreciation and development.  We are also pursuing new real estate development opportunities, unrelated to the legacy portfolios.

We are actively engaged in real estate development and operation activities involving real estate obtained through foreclosure and real estate purchased from third parties, including land entitlement activities, property renovations, asset management, and pursuing joint venture opportunities involving the contribution of these properties and/or cash investments in joint ventures with third party development partners.

The Company had investments in the following joint ventures as of March 31, 2014:

Kendall Commons:    In March 2013, the Company sold land to Altman Development (“Altman”), a third party real estate developer, for net proceeds of $8.0 million.  Altman contributed the land to a joint venture to develop the property as a multifamily rental development of 12 three-story apartment buildings, one mixed-use building and one clubhouse totaling 321 apartment units, and the Company then invested $1.3 million of cash in the joint venture project as one of a number of investors.  The development is currently under construction and scheduled to begin leasing during the third quarter of 2014.  The Company is entitled to receive 13% of joint venture distributions until a 15% internal rate of return has been attained and then the Company will be entitled to receive 9.75% of any joint venture distributions thereafter.

North Flagler:    In October 2013, the Company entered into a joint venture with JRG USA pursuant to which JRG USA assigned to the joint venture a contract to purchase for $10.8 million a 4.5 acre parcel overlooking the Intracoastal Waterway in West Palm Beach Florida and the Company invested $0.5 million of cash.  The joint venture is seeking to expand land entitlements and is currently working to amend the current zoning designation and increase the parcel’s residential height restrictions with a view to increasing the value of the parcel.  The Company is entitled to receive 80% of any joint venture distributions until it recovers its capital investment and then will be entitled to receive 70% of any joint venture distributions thereafter.   The entitlement process is currently estimated to be concluded in 2015.

The Company also owns a 2.7 acre parcel located adjacent to the 4.5 acre parcel which is the subject of the contract held by the North Flagler joint venture.  The 2.7 acre parcel was acquired by the Company through foreclosure and had a carrying value of $3.2 million as of March 31, 2014.  We believe that the value of this parcel will increase if the density is increased by the municipality’s approval of the zoning changes referenced in the preceding paragraph.

PGA Design Center Holdings, LLC:  In December 2013, the Company purchased for $6.1 million a commercial property in Palm Beach Gardens, Florida, with three existing buildings consisting of 145,000 square feet of mainly furniture retail space.  The property, which is located in a larger mixed use property now known as PGA Place, was substantially vacant at the date of acquisition.  Subsequent to the acquisition of the property, the Company entered into a joint venture with Stiles Development which acquired a 60% interest in the joint venture for $2.9 million in cash.  The Company contributed the property (excluding certain residential development entitlements having an estimated value of $1.2 million) to the joint venture in exchange for $2.9 million in cash and the remaining 40% interest in the joint venture.  The Company transferred the retained residential development entitlements to adjacent parcels owned by it in PGA Place (see below for a discussion of the other parcels owned by the Company in PGA Place).  The joint venture intends to seek governmental approvals to change the use of a portion of the property from retail to office and subsequently sell or lease the property.

The following development projects are currently in the planning stages and involve real estate held-for-investment included in the above CAM and BBX Partners real estate table.

Gardens at Millenia:  Gardens at Millenia consists of 37 acres of land located in a commercial center of Orlando, Florida with a carrying value of $11.2 million as of March 31, 2014.   This site is currently in the planning process and the final size and density of the project is subject to governmental approvals and other conditions.  The proposed plans for 26 acres of this site include a 300,000 square foot retail shopping center with multiple big-box and in-line tenants as well as four outparcel retail pads.  The Company is in discussions with a potential joint venture partner to develop a portion of the 26 acre parcel.  Current plans for the remaining 11 acres of this site include 9 buildings of rental apartments totaling approximately 280 units, a clubhouse, lakeside pavilion, lakeside running trail, and a dog park.  The Company is in discussions with a potential joint venture partner to develop the 11 acre parcel.

Hialeah Communities:  Hialeah Communities consists of 114 acres of land located in Hialeah, Florida with a carrying value of $30.7 million as of March 31, 2014.  This site is currently in the final stages of master planning to divide the property into three parcels and the plan remains subject to receipt of governmental approvals.  The anticipated plans for the three parcels include the following:

•

An approximate 50 acre parcel is currently planned to include approximately 340 single-family homes, a clubhouse, park, and lake.  The Company is in discussions with a potential joint venture partner to develop this parcel.

•

An approximate 50 acre parcel is currently planned to include approximately 400 single-family homes.  The Company currently has a contract to sell this parcel to a third party developer, subject to receipt of entitlements, and due diligence by the third party.

•

Plans for the remaining 14 acre parcel include 14 multifamily buildings totaling approximately 314 rental apartment units, a clubhouse, pool and park.  The Company is in discussions with a potential joint venture partner to develop this parcel.

PGA Place:  The Company owns an office building and land located in PGA Place, in the city of Palm Beach Gardens, Florida, with carrying values aggregating $14.5 million as of March 31, 2014.  The property held by the PGA Design Center Holdings joint venture described above is also located in PGA Place.  We believe this property presents a variety of development opportunities, including the opportunity being pursued by the PGA Design Center Holdings joint venture discussed above and the following development opportunities, some of which are currently in the planning stages and remain subject to receipt of government approvals.

•

Office- This mixed use property includes a 33,000 square foot commercial leased office building that is currently 56% occupied with an attached 428 space parking garage.  The Company is currently seeking governmental approvals for a 140 room limited-service suite hotel, a 5,000 square foot freestanding restaurant and a 50,000 square foot office building on vacant tracts of land adjacent to this office building.  We anticipate partnering with a third party developer to develop all or a portion of these components of the project.

•

Multi-family - Current plans for the 7-acre multifamily parcel include approximately 300 apartment units, a clubhouse and spa, and lakeside pavilion.  The Company is in discussions with a potential joint venture partner to develop this parcel.

Village at Victoria Park:  Village at Victoria Park consists of approximately 2 acres of vacant land located near downtown Fort Lauderdale, Florida with a carrying value of $0.9 million as of March 31, 2014. In December 2013, the Company entered into a joint venture agreement with New Urban Communities to develop the project as 30 single-family homes.  The project is a 50% joint venture, with New Urban Communities serving as the developer and manager.  In April 2014, the joint venture executed an acquisition, development and construction loan with a financial institution and the Company and New Urban Communities each contributed an additional $692,000 to the joint venture as a capital contribution.  The joint venture purchased the vacant land from the Company for $3.6 million consisting of $1.8 million in cash (less $0.2 million in selling expenses) and a $1.6 million promissory note.  The $1.6 million promissory note is secured by a junior lien on the vacant land and future improvements.  The project is currently scheduled to commence construction and sales in the second quarter of 2014.  Closings are projected to begin by the third quarter of 2015.

BBX Capital Partners - Investment and Acquisitions:

BBX Capital, through its BBX Capital Partners Division, is actively engaged in investments in operating companies.  Our goal at BBX Capital is to diversify our platform so that a meaningful percentage of our assets and income will be derived from operating businesses.  It is our objective that the investments and acquisitions sourced by BBX Capital Partners will diversify our overall company risk profile and contribute more consistent cash flows and earnings over time.

The following is a summary of the Company’s operating businesses:

Bluegreen Corporation:  On April 2, 2013, BBX Capital acquired a 46% interest in Woodbridge Holdings, LLC (“Woodbridge”).  BFC Financial Corporation (“BFC”), BBX Capital’s Parent company, owns the remaining 54% of Woodbridge.  Woodbridge’s principal asset is its 100% ownership of Bluegreen Corporation (“Bluegreen”).

During the three months ended March 31, 2014, net income attributable to Woodbridge was $13.5 million, of which $14.2 million related to the operations of Bluegreen.  BBX Capital recognized 46% of the net income attributable to Woodbridge, or $6.2 million, for the three months ended March 31, 2014.

In 2013 and the first quarter of 2014, Bluegreen paid cash dividends of $47.0 million and $14.5 million, respectively, to Woodbridge.  Woodbridge paid cash dividends of $44.3 million and $13.9 million, respectively, to its members during 2013 and April 1, 2014, which were distributed pro rata to BBX Capital and BFC based on their percentage ownership interests in Woodbridge,  BBX Capital (46%) and BFC (54%).

Bluegreen is a sales, marketing and management company focused on the vacation ownership industry. Bluegreen markets, sells and manages vacation ownership interests (“VOIs”) in resorts, which are generally located in popular, high-volume, “drive-to” vacation destinations, and were either developed or acquired by Bluegreen or developed and owned by others, in which case Bluegreen earns fees for providing these services.  Bluegreen operates today with more than 60 owned or managed resorts, 180,000 owners of VOIs and 4,000 employees.

Bluegreen generates revenues from the sales of VOIs in its resorts (“Legacy Business Model”) and from fee-based sales and services on behalf of third parties under Bluegreen’s “capital-light” business strategy.  Bluegreen’s capital-light business strategy consists of the following:

Fee-Based Sales and Marketing Arrangements:  Under the arrangements, Bluegreen sells third party VOIs as Bluegreen Vacation Club interests through its distribution network of sales offices typically on a non-committed basis.

Just-In-Time Arrangements:  Agreements with third party developers allow Bluegreen to buy VOI inventory from time to time in close proximity to the time of when Bluegreen intends to sell such VOIs.

Secondary Market Arrangements:  Formal program to acquire VOI inventory from resorts’ property owner associations (“POAs”) and other third parties on a non-committed basis, in close proximity to the time when Bluegreen intends to sell such VOIs. Such VOIs are typically obtained by the POAs through foreclosure in connection with maintenance fee defaults, and are generally acquired by Bluegreen at a significant discount.

Other Fee-Based Services:  Bluegreen also earns fees for providing management services to the Bluegreen Vacation Club and to certain POAs.

Bluegreen Highlights for the First Quarter, 2014

•	Legacy VOI sales were $32.0 million
•	Secondary market VOI sales were $19.0 million
•	Just-in-time VOI sales were $16.8 million
•	Gross sales of VOI’s were $67.8 million
•	Sale of third party VOIs – commission basis were $42.1 million
•	System-wide sales of VOIs were $109.9 million
•	Capital-Light business strategy VOI sales were $77.9 million
•	Income from continuing operations was $17.2 million
•	Adjusted EBITDA was $33.8 million
•	Income from continuing operations before income taxes was $26.3 million
•	Operating profit was $25.8 million
•	Bluegreen dividends to Woodbridge were $14.5 million

Please see the supplemental tables included in this release for detailed information on System-wide sales of VOIs and a reconciliation of Income from Continuing Operations to Adjusted EBITDA.

For more detailed information regarding Bluegreen and its business, operations and risks, see BFC’s financial results press release for the quarter ended March 31, 2014, BFC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and BFC’s Annual Report on Form 10-K for the year ended December 31, 2013, which is available on the SEC's website, www.sec.gov and/or BFC’s website, www.BFCFinancial.com

______________________________________

Renin Corp.:  In October 2013, Renin Holdings, LLC (“Renin”), a newly formed joint venture entity owned 81% by BBX Capital and 19% by BFC, acquired substantially all of the assets and certain liabilities of Renin Corp.  Renin is a manufacturer of interior and closet doors, wall décor, associated systems and hardware and fabricated glass products through a portfolio of brand name and private label offerings including Erias, DSH, Acme, KingStar, TRUporte, Ramtrack and JJ Home Products.  With facilities in Canada, the U.S. and the United Kingdom, Renin is in a position to service distribution channels including big box building and home improvement supply retailers, home centers, distributors, other building supply manufacturers, volume builders and specialty retailers throughout North America and other markets.  Renin had revenues of approximately $14.1 million during the quarter ended March 31, 2014.

BBX Sweet Holdings:  In December 2013, BBX Sweet Holdings acquired the Hoffman’s Chocolates business and in January 2014, it acquired Williams & Bennett.  BBX Sweet Holdings is pursuing other acquisitions in the candy and confections industry, and is currently in discussion with several companies throughout the United States and Canada.

Williams & Bennett:    Headquartered in Boynton Beach, Florida, Williams & Bennett is a Florida based manufacturer of quality chocolate products.  Williams & Bennett sells chocolate products and confections through distribution channels serving boutique retailers, big box chains, department stores, national resort properties, corporate customers, and private label brands.  Since 1992, they have developed a reputation of branded chocolate drenched products including Belgian chocolate drenched Oreo Cookies, Bavarian pretzels, Nutter Butter Cookies, Marshmallows, Graham Crackers and other confectionary products.  Williams & Bennett offers these chocolate creations in distinctive collectable packaging for all occasions.

Hoffman's Chocolates:  Headquartered in Lake Worth, Florida, Hoffman’s Chocolates is a manufacturer of gourmet chocolates, with several retail locations throughout South Florida. Each of Hoffman’s confections is hand made. Its product line includes over 70 varieties of confections, which are available via its retail stores, online distribution channels, direct shipping throughout the U.S., and at third party retail locations nationwide. In addition to Kosher O-U chocolates, Boca Bons and Good Fortune cookies, notable Hoffman’s confections include the “Snoodle,” Pecan Carmel “Jitterbugs,” the Hoffman’s Holiday Wonderland, and products such as gift baskets and chocolate covered pretzels.

Financial data is provided in the supplemental financial tables included in this release for BBX Capital Corporation, Woodbridge Holdings, LLC and Bluegreen Corporation.

More complete and detailed information relating to BBX Capital and its financial results is available in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and is available to view on the SEC's website, www.sec.gov, or on BBX Capital’s website, www.BBXCapital.com.

_____________________________

About BBX Capital Corporation:

BBX Capital, a New York Stock Exchange listed company (NYSE: BBX), is involved in the acquisition, ownership and management of, and joint ventures and investments in real estate and real estate development projects as well as investments and management of middle market operating businesses.  In addition, BBX Capital and its holding company, BFC Financial

Corporation, have a 46% and 54% respective interest in Bluegreen.  Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 180,000 owners, over 60 owned or managed resorts, and access to more than 4,000 resorts worldwide.

As of March 31, 2014, BBX Capital had total consolidated assets of $416.9 million, shareholders' equity attributable to BBX Capital of approximately $304.6 million, and total consolidated equity of approximately $305.7 million, and its book value per share was $19.03.

For further information, please visit our family of companies:

BBX Capital: www.BBXCapital.com

Bluegreen Corp.: www.BluegreenVacations.com

Renin Corp.: www.ReninCorp.com

Hoffman’s Chocolates: www.Hoffmans.com,  www.BocaBons.com, and

www.GoodFortunes.com

Williams & Bennett: www.WilliamsandBennett.com

RoboVault: www.RoboVault.com

BFC Financial Corp.: www.BFCFinancial.com

BBX Capital Contact Info:

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer, 954- 940-5300

Email: InvestorRelations@BBXCapital.com

Media contact: Caren Berg, Boardroom Communications, (954) 370-8999

Email: cberg@boardroompr.com

About BFC Financial Corporation:

BFC (OTCQB: BFCF) is a holding company whose principal holdings include a 52% ownership interest in BBX Capital Corporation (NYSE: BBX) and a 54% indirect ownership interest in Bluegreen Corporation.  As of March 31, 2014, BFC had total consolidated assets of approximately $1.4 billion, shareholders' equity attributable to BFC of approximately $243.1 million, and total consolidated equity of approximately $430.2 million. For more information, visit www.BFCFinancial.com.

# # #

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements and may include words or phrases such as “plans,” “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties. We can give no assurance that such expectations will prove to be correct. Future results could differ materially as a result of a variety of risks and uncertainties, many of which are outside of the control of management. These risks and uncertainties include, but are not limited to the impact of economic, competitive and other factors affecting the Company and its assets, including the impact of decreases in real estate values or sustained high unemployment rates on our business generally, the ability of our borrowers to service their obligations and the value of collateral securing our loans; credit risks and loan losses, and the related sufficiency of the allowance for loan losses, including the impact of the economy and real estate market values on our assets and the credit quality of our loans; the risk that loan losses will continue and the risks of additional charge-offs, impairments and required increases in our allowance for loan losses; the impact of and expenses associated with litigation including but not limited to litigation brought by the SEC; adverse conditions in the stock market, the public debt market and other financial and credit markets and the impact of such conditions on our activities; the risk that the assets retained by the Company in CAM and FAR may not be monetized at the values currently ascribed to them; and the risks associated with the impact of periodic valuation of our assets for impairment. In addition, this press release contains forward looking statements relating to the Company’s ability to successfully implement its currently anticipated business plans, which may not be realized as anticipated, if at all, and the Company’s investments in real estate developments, real estate joint ventures and operating businesses may not achieve the returns anticipated or may not be profitable, including the Company’s investment in Woodbridge and its acquisitions of Hoffman’s, Williams & Bennett and Renin Corp. The Company’s investments in real estate developments, either directly or through joint ventures, will increase exposure to downturns in the real estate and housing markets and expose us to risks associated with real estate development activities and the risk that our joint venture partners may not fulfill their obligations.  The Company’s investment in Woodbridge, which owns Bluegreen Corporation, exposes the Company to risks inherent in the time-share industry, which risks are identified in BFC’s Annual Report on Form 10-K filed on March 17, 2014 with the SEC and available on the SEC’s website, www.sec.gov.  The Company’s acquisition of Hoffman’s, Williams & Bennett and Renin Corp. exposes us to the risks of Renin’s, Hoffman’s and Williams & Bennett’s businesses, which in the case of Renin includes foreign currency exchange risk of the U.S. dollar compared to the Canadian dollar and Great Britain Pound, as well as the risk that the integration of these operating businesses may not be completed effectively or on a timely basis, and that the Company may not realize any anticipated benefits or profits from the transactions.    Past performance and perceived trends may not be indicative of future results.  In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.  The Company cautions that the foregoing factors are not exclusive.

BBX CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION – UNAUDITED

	March 31,	December 31,
(In thousands, except share data)	2014	2013
ASSETS
Cash and interest bearing deposits in banks ($2,645 and $8,686 in Variable Interest
Entities ("VIE"))	$32,919	43,138
Loans held for sale ($50,716 and $53,846 in VIE)	50,716	53,846
Loans receivable, net of allowance for loan losses of $1,588 and $2,713 ($44,587 and
$56,170, net of allowance of $1,588 and $1,759 in VIE)	59,573	72,226
Real estate held for investment ($25,248 and $15,836 in VIE)	108,430	107,336
Real estate held for sale ($20,043 and $23,664 in VIE)	33,444	33,971
Investment in unconsolidated real estate joint ventures	3,346	1,354
Investment in Woodbridge Holdings, LLC	84,795	78,573
Properties and equipment, net ($7,814 and $7,899 in VIE)	14,651	14,824
Inventories	10,214	9,155
Goodwill and other intangible assets	4,355	2,686
Other assets ($2,096 and $2,413 in VIE)	14,452	14,038
Total assets	$416,895	431,147
LIABILITIES AND EQUITY
Liabilities:
BB&T preferred interest in FAR, LLC ($54,504 and $68,517 in VIE)	$54,504	68,517
Notes payable to related parties	22,012	21,662
Notes payable	9,448	9,034
Other liabilities ($12,010 and $12,355 in VIE)	25,247	28,368
Total liabilities	111,211	127,581
Commitments and contingencies
Equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized;
none issued and outstanding	-	-
Class A common stock, $.01 par value, authorized 25,000,000
shares; issued and outstanding 15,810,588 and 15,778,088 shares	158	158
Class B common stock, $.01 par value, authorized 1,800,000
shares; issued and outstanding 195,045 and 195,045 shares	2	2
Additional paid-in capital	346,155	345,300
Accumulated deficit	(41,733)	(43,091)
Accumulated other comprehensive income	37	13
Total BBX Capital Corporation shareholders' equity	304,619	302,382
Noncontrolling interest	1,065	1,184
Total equity	305,684	303,566
Total liabilities and equity	$416,895	431,147

BBX CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS- UNAUDITED

	For the Three Months
	Ended March 31,
(In thousands, except share and per share data)	2014	2013
Revenues:
Sales	$16,867	-
Interest income	1,776	3,045
Net (losses) gains on the sales of assets	(49)	2,062
Income from real estate operations	1,493	1,236
Other	1,041	492
Total revenues	21,128	6,835
Costs and expenses:
Cost of goods sold	12,101	-
BB&T's priority return in FAR distributions	331	1,013
Interest expense	496	169
Real estate operating expenses	1,553	1,076
Selling, general and administrative expenses	11,507	8,185
Total costs and expenses	25,988	10,443
Equity earnings in Woodbridge Holdings, LLC	6,222	-
Recoveries from (provision for) loan losses	1,248	(759)
Asset impairments, net	(1,319)	(2,165)
Income (loss) from continuing operations before income taxes	1,291	(6,532)
Provision for income taxes	-	-
Net income (loss)	1,291	(6,532)
Less: net loss attributable to non-controlling interest	67	-
Net income (loss) attributable to BBX Capital Corporation	$1,358	(6,532)
Basic earnings (loss) per share	$0.08	(0.41)
Diluted earnings (loss) per share	$0.08	(0.41)
Basic weighted average number of common
shares outstanding	15,985,772	15,785,870
Diluted weighted average number of common and
common equivalent shares outstanding	16,698,628	15,785,870

Bluegreen Corporation

Consolidated Statement of Operations - Unaudited

For the Three Months Ended March 31, 2014

(in thousands)

Revenues:
Sales of VOIs	$60,244
Fee based sale commission and other revenues	27,115
Other resort fee-based revenue	21,925
Interest Income	20,636
Total revenues	129,920

Costs and expenses:
Cost of sales of VOIs	7,048
Cost of sales of resort fee-based operations	13,223
Selling, general and administrative expenses	72,805
Interest expense	11,050
Total costs and expenses	104,126

Other income	513
Income from continuing operations before taxes	26,307
Provision for income taxes	(9,145)
Income from continuing operations	17,162
Loss from discontinued operations, net of taxes	(46)
Net income	17,116
Net income attributable to noncontrolling interest	(2,958)
Net income attributable to Bluegreen	$14,158

BBX Capital Equity Earnings in Woodbridge

For the Three Months Ended March 31, 2014

(in thousands)

Net income attributable to Bluegreen	$14,158
Woodbridge parent only net loss	(632)
Net income attributable to Woodbridge	13,526
BBX Capital interest in Woodbridge	46%
BBX Capital Equity earnings in Woodbridge	$6,222

BLUEGREEN CORPORATION

Supplemental Financial Information for the Three Months Ended March 31, 2014 - Unaudited

(dollars in thousands)

	Amount	% of System-wide sales of VOIs, net(5)

Legacy VOI sales (1)	$32,005	29%
VOI sales-secondary market	18,953	17%
Sales of third-party VOIs-commission basis	42,092	38%
Sales of third-party VOIs-just-in-time basis	16,815	16%
System-wide sales of VOIs, net	109,865	100%
Less:Sales of third-party VOIs-commission basis	(42,092)	-38%
Gross sales of VOIs	67,773	62%
Estimated uncollectible VOI
notes receivable (2)	(7,529)	-11%
Sales of VOIs	60,244	55%
Cost of VOIs sold (3)	(7,048)	-12%
Gross profit (3)	53,196	88%
Fee-based sales commission revenue (4)	27,115	64%
Other fee-based services revenue	21,925	20%
Cost of other fee-based services	(11,234)	-10%
Net carrying cost of VOI inventory	(1,989)	-2%
Selling and marketing expenses	(52,887)	-48%
General and administrative expenses	(19,918)	-18%
Net interest spread	9,586	9%
Operating profit	$25,794	23%
Other income, net	513
Income from continuing operations
before income taxes	26,307

(1) Legacy VOI sales represent sales of Bluegreen-owned VOIs acquired or developed under Bluegreen’s traditional VOI business. Legacy VOI sales do not include Secondary Market, Commission Basis, or Just-In-Time VOI sales under Bluegreen’s Capital-Light business strategy.

(2) Percentages for estimated uncollectible VOI notes receivable are calculated as a percentage of gross sales of VOIs (and not of system-wide sales of VOIs, net).

(3) Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not of system-wide sales of VOIs, net).

(4) Percentage for Fee-based sales commission revenue is calculated based on sales of third-party VOIs-commission basis (and not of system-wide sales of VOIs, net).

(5) Unless otherwise indicated.

BLUEGREEN CORPORATION

Supplemental Financial Data and Reconciliation of Woodbridge’s Income from Continuing Operations to Bluegreen’s Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)

For the Three Months Ended March 31, 2014 - Unaudited

(in thousands)

Consolidated Woodbridge income from continuing operations	$16,530
Less:
Parent only (Woodbridge) loss from continuing operations	632
Bluegreen income from continuing operations	17,162
Plus/(Less):
Long-term executive compensation	1,105
Interest income (other than interest earned on VOI notes receivable)	(290)
Interest expense	11,050
Interest expense on receivable-backed debt	(6,124)
Provision for income taxes	9,145
Franchise taxes	44
Depreciation and amortization	1,708
Adjusted EBITDA	$33,800

Bluegreen’s Adjusted EBITDA is defined as Bluegreen’s earnings, or income from continuing operations, before taking into account its long-term executive compensation, interest income (excluding interest earned on Bluegreen’s VOI notes receivable), interest expense (excluding interest expense incurred on financings related to Bluegreen’s receivable-backed notes payable), provision for income taxes and franchise taxes, depreciation and amortization. For purposes of the Adjusted EBITDA calculation, no adjustments were made for interest income earned on Bluegreen’s VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because Bluegreen considers both to be part of its business operations.

We consider Adjusted EBITDA to be an indicator of Bluegreen’s operating performance, and it is used to measure Bluegreen’s ability to service debt, fund capital expenditures and expand its business. It is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. Adjusted EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Woodbridge Holdings, LLC

Consolidating Statement of Financial Condition - Unaudited

(in thousands)

	As of March 31, 2014			As of December 31, 2013
		Woodbridge	Consolidated		Woodbridge	Consolidated
	Bluegreen	Parent only	Woodbridge	Bluegreen	Parent only	Woodbridge
Assets

Cash and cash equivalents	$134,957	14,726	149,683	158,096	723	158,819
Restricted cash ($36,207 and $36,263 in VIEs at March 31, 2014
and December 31, 2013, respectively)	68,811	-	68,811	65,285	-	65,285
Notes receivable, net ($329,739 and $342,078 in VIEs
at March 31, 2014 and December 31, 2013, respectively)	431,156	11,750	442,906	455,569	11,750	467,319
Inventory	207,801	-	207,801	204,256	-	204,256
Property and equipment, net	66,627	-	66,627	63,252	-	63,252
Intangible assets	64,084	-	64,084	64,142	-	64,142
Other assets	91,735	2,590	94,325	60,486	2,756	63,242
Total assets	$1,065,171	29,066	1,094,237	1,071,086	15,229	1,086,315

Liabilities and Equity

Accounts payable, accrued liabilities and other	116,569	620	117,189	116,304	652	116,956
Deferred tax liability, net	85,844	-	85,844	76,726	-	76,726
Receivable-backed notes payable - recourse ($4,912 and $5,899
in VIE at March 31, 2014 and December 31, 2013, respectively)	74,616	-	74,616	74,802	-	74,802
Receivable-backed notes payable - nonrecourse	354,866	-	354,866	368,759	-	368,759
Notes and mortgage notes payable	89,464	-	89,464	93,939	-	93,939
Junior subordinated debentures	63,020	85,052	148,072	62,379	85,052	147,431
Total liabilities	784,379	85,672	870,051	792,909	85,704	878,613

Stockholders' equity
Total Bluegreen Corporation shareholders' equity	240,113	(56,606)	183,507	240,456	(70,475)	169,981
Noncontrolling interest	40,679	-	40,679	37,721	-	37,721
Total equity	280,792	(56,606)	224,186	278,177	(70,475)	207,702
Total liabilities and equity	$1,065,171	29,066	1,094,237	1,071,086	15,229	1,086,315